UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 29, 2012

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2012, the Board of Directors (the “Board”) of Summer Infant, Inc. (the “Company”) elected Carol Bramson to fill an existing vacancy on the Board, effective July 1, 2012.  The Board has not yet determined on which Board committees, if any, Ms. Bramson will serve.

As an independent director, Ms. Bramson will be compensated for her service as provided under the Board’s existing director compensation program, including an annual cash retainer fee of $50,000 (prorated for 2012), per meeting cash fees, and an annual stock award equal in value to $30,000, granted on the date of the Company’s annual stockholder meeting.  She will also be entitled to reimbursement for travel and out-of-pocket expenses in connection with attendance at Board and Board committee meetings.  In addition, Ms. Bramson received a restricted stock grant equal in value to $30,000 on July 1, the date of her election, or 9,146 shares, that vests in equal annual installments over a four-year period beginning on the first anniversary of the date of grant.

Ms. Bramson was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Ms. Bramson and the Company that would require disclosure under Item 404(a) of Regulation S-K.  On July 3, 2012, we issued a press release announcing Ms. Bramson’s election, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press release dated July 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: July 3, 2012	By:	/s/ Edmund Schwartz
Edmund Schwartz
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 3, 2012.